EXHIBIT 99.2

Selected Financial Data (in thousands except number of employees)	3/31/2026	12/31/2025	3/31/2025
Scheduled CD maturities for subsequent quarter	$612,450	$752,656	$697,149
Average rate scheduled CD maturities for subsequent quarter	3.34%	3.70%	4.31%
Average loan rate - loan originations/renewals QTD (excludes fees)	6.44%	6.47%	6.84%
Cost of total deposits, Qtr-End	2.24%	2.27%	2.78%
Cost of interest-bearing deposits, Qtr-End	2.79%	2.82%	3.42%
Net interest margin, final month of Qtr	3.53%	3.50%	2.86%
Noninterest bearing DDA balances, Qtr-End	$2,836,622	$2,684,272	$2,647,577
Reserve for unfunded commitments, Qtr-End	$647	$572	$768
Credit card spend QTD	$270,751	$277,447	$259,777
Credit card net income QTD	$2,202	$1,835	$1,968
Merchant services fees QTD	$572	$647	$509
Mortgage banking income QTD	$1,892	$1,664	$613
FDIC insurance QTD	$2,475	$2,371	$2,587
Salaries & employee benefits QTD	$26,853	$23,838	$22,879
Other operating expense	$4,350	$7,194	$6,948
Third party processing and other services QTD	$7,525	$7,779	$7,738
Equipment and occupancy expense QTD	$3,948	$3,737	$3,722
Earnings retention YTD	75%	73%	70%
QTD tax rate	17.82%	19.72%	20.06%
YTD tax rate	17.82%	19.15%	20.06%

Available Liquidity	3/31/2026	12/31/2025	3/31/2025
Cash and cash equivalents	$1,836,622	$1,626,696	$3,349,720
Investment Securities (mkt value), net of pledged	$479,033	$497,946	$325,403
Total on balance sheet liquidity	$2,315,655	$2,124,642	$3,675,123

FHLB fundings availability	$3,111,128	$3,203,242	$3,084,683
Correspondent lines of credit availability	$150,000	$120,000	$225,000
Brokered deposit availability (25% of assets per policy)	$4,542,822	$4,431,798	$4,656,692
Federal Reserve Bank fundings availability	$2,519,218	$2,298,339	$2,196,604
Total Available Liquidity	$12,638,823	$12,178,021	$13,838,102